Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-______) of Ammo, Inc., of our report dated June 17, 2019, with respect to the financial statements of Jagemann Sporting Group’s Wisconsin Casing Division, for the years ended December 31, 2018 and 2017, included in Ammo, Inc.’s Form 8-K/A dated March 14, 2019.

/S/ KWCO, PC
KWCO, PC
Odessa, Texas 79762
March 4, 2020